Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated November 12, 2019, with respect to the combined financial statements of Mafco Worldwide & Merisant The Licorice and Sweetener Businesses of Flavors Holdings included in the Proxy Statement of Act II Global Acquisition Corp. that is made part of the Registration Statement on Form S-4 and Prospectus of Act II Global Acquisition Corp. for the registration of its equity.
/s/ Ernst & Young LLP
New York, NY
February 14, 2020